Exhibit 99.1

COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

Turbo Logistics Inc. and Turbo Dedicated Inc.
Nine Months Ended September 30, 2012 and 2011
With Report of Independent Accountants

Turbo Logistics Inc. and Turbo Dedicated Inc.

Index To Combined Financial Statements

(Unaudited)

Nine Months Ended September 30, 2012 and 2011

Report of Independent Accountants	1
Combined Balance Sheets as of September 30, 2012 (Unaudited) and December 31, 2011	2
Combined Statements of Operations for the nine months ended September 30, 2012 and 2011 (Unaudited)	3
Combined Statements of Cash Flows for the nine months ended September 30, 2012 and 2011 (Unaudited)	4
Combined Statement of Parent Company (Deficit) Equity for the nine months ended September 30, 2012 (Unaudited)	5
Notes to Combined Financial Statements (Unaudited)	6

Report of Independent Accountants

The Board of Directors

OHH Acquisition Corporation

We have reviewed the combined balance sheet as of September 30, 2012, of the corporations listed in Note 1, the related combined statements of operations and cash flows for the nine month periods ended September 30, 2012 and 2011, and the combined statement of parent company (deficit) equity for the nine months ended September 30, 2012. This financial information is the responsibility of the companies’ management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the combined balance sheet as of December 31, 2011 of the corporations listed in Note 1, and the related combined statements of operations, parent company equity, and cash flows for the year then ended (not presented herein), and in our report dated January 4, 2013, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined balance sheet as of December 31, 2011, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

August 28, 2013

A member firm of Ernst & Young Global Limited

Turbo Logistics Inc. and Turbo Dedicated Inc.

Combined Balance Sheets

(In Thousands)

	September 30 2012		December 31 2011
	(Unaudited	)
Assets
Current assets:
Cash and cash equivalents	$527		$327
Accounts receivable, net of allowance for doubtful accounts of $82 and $93, respectively	12,828		14,610
Prepaid expenses and other current assets	561		496

Total current assets	13,916		15,433
Property and equipment, net	1,985		2,546
Goodwill	32,289		58,042
Intangible assets, net	1,999		2,519
Deferred financing costs, net	—		109
Deferred income taxes	777		—
Other assets	497		822

Total assets	$51,463		$79,471

Liabilities and Parent Company (Deficit) Equity
Current liabilities:
Accounts payable	$10,611		$10,213
Accrued salaries and benefits	669		1,079
Accrued expenses and other current liabilities	74		44
Current maturities of long-term debt with parent	747		747

Total current liabilities	12,101		12,083
Long-term debt with parent	57,572		58,133
Deferred income taxes	—		6,633
Other long-term liabilities	1,167		1,209

Total liabilities	70,840		78,058
Parent company (deficit) equity:
Parent (deficit) investment	(19,377)		1,413

Total liabilities and parent company (deficit) equity	$51,463		$79,471

The accompanying notes are an integral part of these combined financial statements.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Combined Statements of Operations

(Unaudited)

(In Thousands)

	Nine Months Ended September 30
	2012	2011
Revenues	$92,010	$93,859
Expenses:
Direct expense	76,293	77,811

Gross margin	15,717	16,048
Selling, general and administrative expense	13,830	11,935
Goodwill impairment	25,753	—

Operating (loss) income	(23,866)	4,113
Other expense (income):
Interest expense	1,761	1,711
Interest income	(64)	(22)

(Loss) income before income taxes	(25,563)	2,424
(Benefit) provision for income taxes	(7,447)	1,043

Net (loss) income	$(18,116)	$1,381

The accompanying notes are an integral part of these combined financial statements.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Combined Statements of Cash Flows

(Unaudited)

(In Thousands)

	Nine Months Ended September 30
	2012	2011
Operating activities
Net (loss) income	$(18,116)	$1,381
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,050	1,158
Share-based compensation	78	(96)
Amortization of deferred financing costs and note receivable discount	46	114
Provision for doubtful accounts	(11)	34
Goodwill impairment	25,753	—
Gain on settlement of contingency	—	(1,345)
Gain on sale of property and equipment	(64)	(3)
Deferred income taxes	(7,494)	996
Changes in cash from operating assets and liabilities:
Accounts receivable	1,793	(1,207)
Prepaid expenses and other current assets	18	56
Accounts payable	398	479
Accrued salaries and benefits	(410)	27
Other	(90)	(101)

Net cash provided by operating activities	2,951	1,493
Investing activities:
Purchases of property and equipment	(25)	(295)
Proceeds from disposal of property and equipment	120	4
Collection of note receivable	388	194

Net cash provided by (used in) investing activities	483	(97)
Financing activities:
Payments on long-term debt with parent	(560)	(560)
Net transfers to parent	(2,674)	(1,038)

Net cash used in financing activities	(3,234)	(1,598)
Net increase (decrease) in cash and cash equivalents	200	(202)
Cash and cash equivalents at beginning of period	327	315

Cash and cash equivalents at end of period	$527	$113

Supplemental disclosure of cash flow information:
Interest payments to parent	$1,653	$1,576

Income taxes paid, net	$47	$47

The accompanying notes are an integral part of these combined financial statements.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Combined Statement of Parent Company (Deficit) Equity

For the Nine Months Ended September 30, 2012

(Unaudited)

(In thousands)

Parent Investment (Deficit)
Balance at December 31, 2011	$1,413
Net loss	(18,116)
Net transfers to parent	(2,674)

Balance at September 30, 2012	$(19,377)

The accompanying notes are an integral part of these combined financial statements.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements

(Unaudited)

September 30, 2012

1. Description of Business

Turbo Logistics, Inc. and Turbo Dedicated Inc. (together Turbo or the Company) were acquired by OHH Acquisition Corporation (OHHAC or Parent) on June 30, 2006 and are indirect wholly-owned subsidiaries of OHHAC.

Turbo is a broker of third party transportation logistics. Turbo is also involved in related ancillary services that complement the third-party transportation logistics services. Turbo is headquartered in Gainesville, Georgia, with operational activities primarily conducted throughout the Southeastern United States.

2. Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation

The accompanying unaudited combined financial statements of Turbo are derived from the accounting records of OHHAC and are presented as if Turbo operated on a standalone basis. The unaudited combined financial statements are prepared in accordance with the accounting principles generally accepted in the U.S. and include the combined financial position, results of operations and cash flows of Turbo Logistics Inc. and Turbo Dedicated Inc.

These unaudited combined financial statements reflect, in management’s opinion, all material adjustments (which include only normal recurring adjustments) necessary to fairly present Turbo’s financial position as of September 30, 2012, and the results of operations for the nine month periods ended September 30, 2012 and 2011. All significant intercompany transactions between the combined businesses of Turbo have been eliminated.

The combined statements of operations include expense allocations for the corporate functions provided to Turbo by OHHAC including, but not limited to, executive management, finance, legal, human resources, employee benefits, treasury, tax, information technology, risk management, business development and share-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the balance allocated on the basis of net revenue, headcount or other measures. Management believes these allocations have been made on a consistent basis and are reasonable. However, these allocated expenses may not be indicative of the actual expenses that would have been incurred had the combined businesses been operating as a separate and independent business.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Transactions between Turbo and OHHAC included in these combined financial statements are considered to be effectively settled in cash at the time the transaction is recorded, and therefore are included as financing activities in the combined statements of cash flows. The net effect of these transactions is included in the combined balance sheets as Parent (deficit) investment.

OHHAC uses a centralized approach to cash management and financing its operations. The majority of Turbo’s cash receipts are transferred to OHHAC daily and OHHAC funds Turbo working capital and capital expenditure requirements as needed. Cash transfers to and from OHHAC cash management accounts are recorded in Parent (deficit) investment in the combined balance sheets.

The combined financial statements include certain assets and liabilities that have been historically recorded at the OHHAC corporate level but are specifically identifiable or otherwise attributable to Turbo. OHHAC debt financed the June 30, 2006 acquisition of Turbo. The borrowings are directly related to Turbo, Turbo is a guarantor on the debt and substantially all assets of Turbo have been pledged as collateral. For these reasons Turbo’s share of OHHAC third party debt, deferred financing costs and related interest expense have been allocated to Turbo for all periods presented.

Parent (Deficit) Investment

Parent (deficit) investment in the combined balance sheets represent OHHAC’s historical investment in Turbo, the net effects of cost allocations from and transactions with OHHAC, net cash transfers (to) from OHHAC and Turbo’s accumulated earnings. See Note 13.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include recognition of revenue, accounting for income taxes, allocation of assets, liabilities, revenue and

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

expenses from Parent, allowance for doubtful accounts, contingencies, share-based compensation, and recoverability of goodwill, intangibles, and other long-lived assets. These estimates have been prepared on the basis of the most current and best available information and involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

Accounts Receivable, net

The Company reports its trade accounts receivable net of an allowance for doubtful accounts, which represents management’s estimate of the amount of its receivables that may not be collectible. The majority of the Company’s accounts receivable is due from commercial and industrial customers for logistics services. Credit is extended based on evaluation of the customer’s financial condition. Amounts due from OHHAC affiliates for logistical services sold from Turbo are included within accounts receivable on the combined balance sheets and amounted to $858,000 and $2.1 million as of September 30, 2012 and December 31, 2011, respectively, see Note 13.

Financial Instruments

The Company has cash and cash equivalents, accounts receivable, and accounts payable for which the carrying values approximate fair value. As more fully discussed in Note 5, the Company executed a note receivable in settlement of a litigation matter during 2011. The note was discounted at the Company’s estimated incremental borrowing rate and management believes the carrying value approximates fair value as of September 30, 2012.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment, net

Property and equipment are carried at cost and depreciated over their estimated useful lives on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Asset Category	Estimated useful life
Leasehold improvements	Shorter of useful life or remaining lease term
Equipment, including autos, excluding computers	5 years
Computer equipment and software	3 to 7 years
Tractors and trailers	7 years
Furniture and fixtures	7 years

Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting thereon are credited or charged to operating income. Costs of property and equipment having a useful life of less than one year, maintenance, and repairs are charged to expense as incurred. Major overhauls that extend the useful lives of existing assets are capitalized.

Internal-use software costs incurred during the application development stage are capitalized as incurred. The application development stage does not begin until both, technological feasibility has been established for the software and all research and development activities for the other components of the product or process have been completed. Those costs related to the development of internal-use software, other than those incurred during the application development stage, are expensed as incurred.

Intangible Assets

The Company’s intangible assets are primarily comprised of goodwill, customer relationships, non-compete agreements, trademarks, and technology. Customer relationships, non-compete agreements, trademarks and technology are amortized over their estimated lives based upon the pro-ration of undiscounted future net cash flows, see Note 4. Goodwill is not amortized; however, it is tested for impairment as discussed below.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Impairment of Goodwill

Goodwill is tested annually for impairment on October 1st and is tested for impairment more frequently if events and circumstances indicate that it might be impaired. An impairment loss is recognized to the extent that the carrying amount of goodwill exceeds its implied fair value.

This determination for goodwill impairment is made at the reporting unit level; the Company has concluded its business comprises one reporting unit. The impairment test consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with business combination accounting guidance. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. These represent Level 3 fair value measures within the fair value hierarchy as provided in Accounting Standards Codification 820, Fair Value Measurement.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the extent of such charge. The Company’s estimates of fair value utilized in goodwill impairment tests may be based on a number of factors, including assumptions about the projected future cash flows, discount rate, and growth rate, determination of market comparables, economic conditions or changes in the business operations. Changes in assumptions or business operations may result in impairment charges recorded in future periods.

The Company conducted a goodwill impairment test as of June 30, 2012. The sale of Turbo subsequent to June 30, 2012 for a sales price below its carrying value was an indicator of impairment. A goodwill impairment charge of $25.8 million pre-tax ($16.4 million after-tax) was recorded at June 30, 2012. See Notes 4 and 14.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived and Definite-Lived Intangible Assets

The Company evaluates long-lived and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used or in their physical condition, in legal factors, or in the business climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred.

Upon the occurrence of a triggering event, the carrying amount of the long-lived asset group is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows that the Company expects to recover from the future use of the assets, undiscounted and without interest, plus the assets’ residual value on disposal. Where the recoverable amount of the long-lived assets is less than their carrying value, an impairment loss is recognized to write down the assets to fair value. This fair value is based on discounted estimated cash flows from the future use of the assets (and net of estimated cost of disposal if the assets are held for disposal).

The estimate of the cash flows arising from future use of the assets that are used in the impairment analysis requires judgment regarding what the Company would expect to recover from future use of the assets. Any changes in the estimates of cash flows arising from future use of the assets or the residual value of the assets on disposal based on changes in the market conditions, changes in the use of the assets, management’s plans, and the determination of the useful lives of the assets could significantly change the recoverable amount of the assets or the calculation of the fair value and the resulting impairment loss, which could significantly affect the results of operations.

Contingencies

An estimated loss contingency is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted. See Note 12 for additional discussion regarding the Company’s contingencies.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Non-asset based transportation revenue and related costs for brokered truckload and less-than-truckload transportation services are recognized when the freight is delivered to its final destination and transportation services are complete. Asset-based truck-load and less-than-truckload transportation revenue and related costs are recognized when the shipment is completed. All truckload and less-than-truckload transportation revenues are recorded at the gross amount billed to the customer, as the Company is the primary obligor, is a principal to the transaction, has all credit risk, maintains substantially all other risks and rewards, has discretion to select the supplier, and has latitude in pricing decisions. Any amounts received from vendors as volume discounts are deducted from cost of services.

Deferred Financing Costs, Net

Costs related to the acquisition of long-term debt by the Parent were allocated to Turbo and are being amortized on the effective interest method over the original expected life of the related debt instrument. See Note 6.

Income Taxes

The Company’s operations have historically been included in OHHAC’s U.S. federal and state income tax returns and income tax payments have been paid by OHHAC. Income taxes are presented in these combined financial statements as if Turbo Logistics Inc. and Turbo Dedicated Inc. filed a consolidated U.S. federal tax return and filed state income tax returns on a standalone basis. Current income tax liabilities are assumed to be immediately settled with OHHAC against the Parent (deficit) investment account.

The Company accounts for income taxes in accordance with generally accepted accounting standards, which defines the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized. The Company regularly evaluates current information available to determine whether such accruals should be adjusted. Interest and penalties recorded for uncertain tax positions are included in income tax expense.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The Company records deferred tax assets and liabilities using enacted tax rates in the jurisdictions in which it operates for the effect of temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, the Company would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. To the extent that the Company believes that recovery of the deferred tax assets is not likely, the Company establishes a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance is based on the Company’s estimates of future taxable income by jurisdiction in which it operates and the period over which the deferred tax assets can be recovered. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, the utilization of past tax credits, and length of carry back and carry forward periods. See Note 8 for additional discussion regarding income taxes.

Share-Based Compensation

Certain key employees of Turbo participate in share-based compensation plans of OHHAC. The Company accounts for its share-based compensation in accordance with generally accepted accounting standards, which requires compensation costs related to share-based payment transactions to be recognized in the financial statements based on the fair value of the instruments issued and covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company recognizes compensation costs for time based graded vesting awards and performance based vesting awards over the requisite service period for each separately vesting tranche based on the change in the award’s fair value at each annual reporting period.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

3. Property and Equipment, Net

A summary of property and equipment is as follows as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30 2012	December 31 2011
Leasehold improvements	$1,282	$1,279
Equipment, including autos, excluding computers	303	331
Computer equipment and software	1,800	1,779
Tractors and trailers	797	1,571
Furniture and fixtures	511	482

Total cost	4,693	5,442
Less accumulated depreciation and amortization	(2,708)	(2,896)

Property and equipment, net	$1,985	$2,546

Depreciation expense is included in direct expense and selling, general and administrative expense in the accompanying statements of operations and is comprised of the following (in thousands):

	Nine Months Ended September 30
	2012	2011
Direct expense	$28	$31
Selling, general and administrative expense	502	546

Total depreciation expense	$530	$577

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

4. Goodwill and Intangible Assets, Net

The change in the carrying amount of goodwill is as follows (in thousands):

	September 30 2012	December 31 2011
Balance—January 1	$58,042	$58,042
Acquisitions	—	—
Accumulated impairment losses	(25,753)	—

Balance end of period	$32,289	$58,042

The Company is required to test goodwill for impairment on an annual basis or more frequently if events and circumstances indicate that the assets might be impaired. The Company performed the required impairment tests of goodwill as of June 30, 2012, using the sale of Turbo on October 24, 2012, as the basis for determining fair value of the reporting unit, see Note 14. The Company recorded a goodwill impairment charge of $25.8 million pre-tax ($16.4 million after-tax) during the nine month period ended September 30, 2012.

The following table presents the Company’s intangible assets as of September 30, 2012 (in thousands):

		Gross Intangible	Accumulated Amortization	Net Intangibles
Customer relationships	10 years	$5,500	$(3,501)	$1,999
Non-compete agreements	4 years	2,050	(2,050)	—
Technology	6 years	1,350	(1,350)	—
Trademark	3 years	850	(850)	—

Total		$9,750	$(7,751)	$1,999

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

4. Goodwill and Intangible Assets, Net (continued)

The following table presents the Company’s intangible assets as of December 31, 2011 (in thousands):

		Gross Intangible	Accumulated Amortization	Net Intangibles
Customer relationships	10 years	$5,500	$(3,093)	$2,407
Non-compete agreements	4 years	2,050	(2,050)	—
Technology	6 years	1,350	(1,238)	112
Trademark	3 years	850	(850)	—

Total		$9,750	$(7,231)	$2,519

Total amortization expense related to the intangible assets was $520,000 and $581,000 for the nine months ended September 30, 2012 and 2011, respectively. Amortization expense is included in the accompanying combined statements of operations within the caption selling, general and administrative expense.

Estimated future amortization expense for the five succeeding years is as follows (in thousands):

Years Ending December 31	Amortization
October 1 to December 31, 2012	$137
2013	539
2014	534
2015	528
2016	261

Total	$1,999

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

5. Other Assets

Other assets consisted of the following as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30	December 31
	2012	2011
Deposits	$12	$12
Note receivable	581	969
Discount on note receivable	(96)	(159)

Total	$497	$822

In August 2011, Turbo, in conjunction with OHHAC settled an outstanding third-party dispute and executed a non-interest bearing note receivable with a face value of $1.6 million. The Company discounted the note at its estimated incremental borrowing rate and recorded a $1.3 million gain associated with the settlement. The note has a four year term with semi-annual payments due of $194,000. As of September 30, 2012, there was $873,000 net receivable due under this note of which $388,000 is included with prepaid expenses and other current assets in the combined balance sheets.

6. Debt with Parent

OHHAC uses a centralized approach to cash management and financing its operations. Cash transfers to and from OHHAC cash management accounts are recorded in Parent (deficit) investment in the combined balance sheets. OHHAC incurred $63.0 million of debt directly associated with the June 30, 2006 purchase of Turbo, for which Turbo guaranteed and pledged substantially all its assets. For these reasons this portion of OHHAC consolidated debt along with the related deferred financing costs has been allocated to Turbo for purposes of the Turbo stand-alone financial statements.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

6. Debt with Parent (continued)

The composition of the Company’s debt with Parent is as follows as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30	December 31
	2012	2011
Debt with parent	$58,319	$58,880
Less: Current maturities	747	747

Long-term debt with parent	$57,572	$58,133

The terms of the debt with Parent are consistent with the original acquisition date terms OHHAC had with the third-party lender. Interest is stated as three month LIBOR plus 3.25% payable quarterly. Principal payments of $187,000 are payable quarterly. Deferred financing costs are amortized over the original life of the debt using the effective interest method.

Management believes that the allocation basis for debt and related net interest expense is reasonable. However, these amounts may not be indicative of the actual amounts that would have been incurred had Turbo been operating as an independent company for the periods presented.

7. Leases

The Company leases office space, equipment and certain transportation equipment under operating lease agreements. Lease terms range from two to seven years for office space and are generally short term month-to-month for transportation equipment rentals. The components of rent expense are as follows (in thousands):

	Nine Months Ended September 30
	2012	2011
Office space and other	$245	$161
Transportation equipment	108	76

Total rent expense	$353	$237

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

7. Leases (continued)

Rent expense is classified as a component of selling, general and administrative expenses except for rental of transportation equipment related to Turbo Dedicated which is included with direct expenses in the combined statements of operations.

A summary of future minimum lease payments required under non-cancelable operating leases with initial or remaining lease terms in excess of one year is as follows as of September 30, 2012 (in thousands):

Minimum
Lease
Years Ending December 31	Payments
October 1 to December 31, 2012	$104
2013	416
2014	418
2015	419
2016	420
Thereafter	373

Total	$2,150

The Company’s deferred rent liability was $119,000 and $104,000 as of September 30, 2012 and December 31, 2011, respectively, and reflects the accounting treatment of “free” rent or other similar lease incentives at the beginning of the lease and escalating payments over the life of the lease, whereas rent expense is recorded on the straight-line basis for financial statement reporting purposes. Deferred rent is included in other long-term liabilities in the combined balance sheets. In addition, tenant improvement allowances received are deferred and amortized on the straight-line basis over the lives of the respective leases. The balance of tenant improvements was $967,000 and $1.1 million as of September 30, 2012 and December 31, 2011, respectively, and is included in other long-term liabilities in the combined balance sheets.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

8. Income Taxes

The Company’s operations have historically been included in OHHAC’s federal and certain state income tax returns, as permitted under the income tax regulations. Income taxes are presented in these combined financial statements as if the Company filed its own tax returns on a standalone basis. These amounts may not reflect tax positions taken or to be taken by OHHAC.

The components of the Company’s income tax (benefit) expense include the following (in thousands):

	Nine Months Ended September 30
	2012	2011
Current income tax expense:
Federal	$—	$—
State	47	47

Total current income tax expense	47	47
Deferred income tax (benefit) expense:
Federal	(7,993)	826
State	(1,229)	62

Total Deferred income tax (benefit) expense:	(9,222)	888
Increase in valuation allowance	1,728	108

Total	$(7,447)	$1,043

A reconciliation of the statutory federal income tax (benefit) provision to the (benefit) provision for income taxes of the Company is presented in the table below (in thousands).

	Nine Months Ended September 30
	2012	2011
Statutory federal income tax (benefit) provision	$(8,690)	$825
State income tax benefit, net of federal benefit	(786)	70
Change in valuation allowance	1,728	108
Impairment loss	266	—
Non-deductible items and other	35	40

(Benefit) provision for income taxes	$(7,447)	$1,043

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

8. Income Taxes (continued)

Deferred income taxes result from temporary differences in the recognition of assets, liabilities, revenue and expenses for financial accounting and tax purposes. Sources of these differences and the related tax effects are as follows (in thousands):

	September 30	December 31
	2012	2011
Deferred income tax assets:
Provision for doubtful accounts	$30	$34
Employee compensation	171	201
Deferred rent	405	450
Depreciation	27	—
Intangible asset amortization	1,409	1,400
Tax deductible goodwill	1,025	—
Net operating loss carry forwards	5,313	4,385
Accruals and Other	120	102

Total deferred tax assets	8,500	6,572
Less: Valuation allowance	(7,599)	(5,871)

Net deferred tax assets	901	701
Deferred income tax liabilities:
Depreciation	—	(37)
Tax deductible goodwill	—	(7,256)

Total deferred tax liabilities	—	(7,293)

Net deferred income taxes	$901	$(6,592)

The gross federal net operating loss carry forwards were $11.6 million as of December 31, 2011, which expire at various dates beginning in 2027 and ending in 2032. The gross state and local net operating loss carry forwards were $10.8 million as of December 31, 2011, which expire at various dates beginning in 2027 and ending in 2032. The Company generated approximately $2.5 million of additional gross tax losses through September 30, 2012, which are reflected as additions to the net operating loss carry forwards in the reconciliation of deferred tax items above. The Company had tax deductible goodwill of $35.0 million as of December 31, 2011 and $32.2 million as of September 30, 2012. Valuation allowances are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized. Management assesses the

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

8. Income Taxes (continued)

likelihood of realization of the Company’s deferred tax assets considering all available evidence, both positive and negative. The Company’s most recent operating performance, the scheduled reversal of temporary differences, the Company’s forecast of taxable income in future periods, the ability to sustain a core level of earnings, and the availability of prudent tax planning strategies are important considerations in management’s assessment. As a result of these assessments, the Company established a valuation allowance against its net federal deferred tax assets due to the uncertainty surrounding the realization of these deferred tax assets.

The Company has no uncertain tax positions for which it has accrued an income tax liability in any tax year. The Company includes interest and penalties as a component of its income tax expense.

The Company files its federal and certain state tax returns on a consolidated or combined basis with OHHAC. In addition, the Company files income tax returns in various states. The U.S. federal and state income tax returns for 2007 through 2011 remain subject to examination by the applicable tax jurisdictions.

9. Share-Based Compensation

Share-Based Compensation Plans

Certain key employees of the Company participate in the following OHHAC share-based compensation plans: 2005 Stock Option Plan (the 2005 Plan), 2009 Stock Option Plan (the 2009 Plan) and the 2010 Restricted Stock Plan (the 2010 Plan). The following disclosures represent OHHAC plans and assumptions with unit and expense data included for the number of units in which Turbo employees participate.

Stock Options

OHHAC has concluded that based on the terms of the stock option awards, primarily related to exercise provisions, that awards granted under each of its plans are required to be classified as liability instruments with fair value re-measurement at each accounting period.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

9. Share-Based Compensation (continued)

Options granted to employees under the 2005 Plan that are outstanding as of December 31, 2011, generally vest at the end of each fiscal year over a period of two to four years based upon the passage of time. Options granted to employees under the 2009 Plan generally vest at the end of each fiscal year over a period of four years based upon achievement of OHHAC performance objectives. Under either Plan a change of control, under certain circumstances, may accelerate vesting. The options under either plan expire on the 10 year anniversary of the date of grant.

The fair value of the options is estimated at the year-end reporting date and utilizes a closed form model which incorporates continuous dividend yield. For interim periods the most recent year-end reporting date fair value is utilized to calculate current period expense. Expected volatility is based on guideline companies as OHHAC is not publicly traded. The implied volatility of traded options of the guideline companies is used, as well as historical volatility of the guideline companies’ stock and other factors. Expected dividends are based on historical data and management expectations. The expected term of options uses the simplified method as prescribed by the Securities and Exchange Commission. OHHAC uses the simplified method for calculating the expected term of the options as there is not adequate historical data to calculate the expected term of the options. The risk free rate, for periods within the contractual life of the option, is based on the zero-coupon U.S. Treasury strips in effect at the time of grant.

The fair value of the stock option grants was estimated using the following assumptions for the most recent year-end reporting dates:

	2011	2010
Expected volatility	69.0%	70.0%
Weighted-average volatility	69.0%	70.0%
Expected dividends	—	—
Expected term (in years)	1.88 - 7.93	2.30 - 5.57
Risk free rate	1.10%	1.39%

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

9. Share-Based Compensation (continued)

Information related to options outstanding under the Plan is as follows:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Contractual Term Remaining (in years)
Options outstanding—January 1, 2011	5,778	$168	4.0
Granted	2,850	186
Forfeited/cancelled/other	(3,091)	153

Options outstanding—December 31, 2011	5,537	186	8.1
Granted	4,700	36
Forfeited/cancelled	(187)	186

Options outstanding—September 30, 2012	10,050	116	8.5

Vested—at September 30, 2012	1,823	186	6.6

Exercisable—at September 30, 2012	1,823	186	6.6

Total compensation expense (benefit) related to stock option grants recognized for the nine months ended September 30, 2012 and 2011, was $2,000 and ($96,000), respectively. The Company’s liability for the potential future redemption of shares issued under the stock option plans was $4,000 and $2,000 at September 30, 2012 and December 31, 2011, respectively.

The total fair value of options vested during the nine months ended September 30, 2012 and 2011, was $6,000 and $24,000, respectively. The number of options that vested during the nine months ended September 30, 2012, net of forfeitures, was 283. As of September 30, 2012, unrecognized compensation expense on unvested stock options with performance-based vesting was $67,000. The weighted-average remaining service period in which these options may vest if the performance criteria are met is 5.6 years. These amounts are based on stock option fair values estimated as of December 31, 2011, and may differ from actual compensation recognized in future periods if future estimates of stock option fair values are different from current estimates.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

9. Share-Based Compensation (continued)

Restricted Stock Plans

During April 2010 OHHAC adopted the Restricted Stock Plan. There were 182 shares granted to Turbo employees during the year ended December 31, 2010, no additional shares have been issued. Shares awarded under the 2010 Plan are subject to performance based vesting. No compensation expense has been recorded in 2012 or 2011 as it is not probable that the performance conditions will be met.

Phantom Common Stock Units

During April 2012 OHHAC issued certain phantom common stock units under terms of the 2009 Plan. A total of 20,000 units were granted. Vesting for 50% of the units is based on the passage of time and the remainder is based on the achievement of overall OHHAC performance measures. The Company recognizes compensation expense based on the grant date fair value of the units ratably over the requisite service period for time based vesting and for performance units based on the probability of achieving the performance measures. Expense of $76,000 was recognized for the nine months ended September 30, 2012. There were 2,000 units vested at September 30, 2012.

10. Significant Customers and Concentration of Credit Risk

The Company’s two largest customers accounted for 26% and 27% of total revenue for the nine months ended September 30, 2012 and 2011, respectively. Accounts receivable for these two customers were 18% of total accounts receivable as of September 30, 2012 and December 31, 2011. While the Company offers its services to a significant number of customers representing diversified industries, a disruption to one or more of these significant customers could have an unfavorable impact on the Company’s financial performance.

11. Retirement Savings Plans

Company employees may participate in the OHHAC sponsored 401(k) retirement savings plan, which covers substantially all U.S. employees who have completed 30 days of employment. Under the plan, participating employees may make contributions subject to certain limitations

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

11. Retirement Savings Plans (continued)

with eligibility for company match as determined by the Plan Committee from time to time. Employer and employee contributions are limited to the maximum amount deductible for federal income tax purposes. The Company made matching contributions of $98,000 and $23,000 for the nine months ended September 30, 2012 and 2011, respectively.

12. Commitments and Contingencies

From time to time the Company is a party to various legal actions involving claims incidental to the conduct of its business, including actions by employees, suppliers, governmental agencies, regulatory actions or other litigation, including without limitation under federal and state employment laws. The Company believes, based upon information currently available, that such litigation and claims, both individually and in the aggregate, will be resolved without material adverse effect to the Company’s financial statements as a whole. However, litigation involves an element of uncertainty and future developments could cause these actions or claims to a have a material adverse effect on the Company’s results of operations, cash flows, or financial position.

13. Related-Party Transactions and Parent Investment

Allocation of General Corporate Expenses

The combined statements of operations include OHHAC corporate expense allocations, which are reported in selling, general and administrative expense, totaling $1.1 million and $1.2 million for the nine months ended September 30, 2012 and 2011, respectively.

Related-Party Revenues and Direct Expenses

Turbo is a party to transactions with other subsidiaries and divisions of OHHAC in the normal course of business. Revenues earned from these affiliated entities were $7.3 million and $11.7 million for the nine months ended September 30, 2012 and 2011, respectively. Purchases of transportation services from these affiliated entities were $28,000 and $8,000 for the nine months ended September 30, 2012 and 2011, respectively, and are included within direct expense in the combined statements of operations.

Turbo Logistics Inc. and Turbo Dedicated Inc.

Notes to Combined Financial Statements (continued)

(Unaudited)

13. Related-Party Transactions and Parent Investment (continued)

Related-Party Accounts Receivable and Accounts Payable

Accounts receivable from affiliates for transportation services provided by Turbo were $858,000 and $2.1 million as of September 30, 2012 and December 31, 2011, respectively. These are included within accounts receivable, net on the combined balance sheets. Accounts payable to affiliates for the purchase of transportation services were $79,000 and $19,000 as of September 30, 2012 and December 31, 2011, respectively. These are included within accounts payable on the combined balance sheets.

Parent (Deficit) Investment

Parent (deficit) investment represents OHHAC’s historical investment in Turbo, accumulated earnings and net transfers to Parent. The components of the net effects of the cost allocations from and transaction with OHHAC are presented in the table below (in thousands):

	Nine Months Ended September 30
	2012	2011
Debt due parent and related interest	$2,213	$2,136
General corporate cost allocations	1,121	1,176
Income taxes	47	47
Intercompany revenues, cash pooling and other, net	(6,055)	(4,397)

Net transfers to parent	$(2,674)	$(1,038)

14. Subsequent Events

The Company performed a review of subsequent events through August 28, 2013, the date the financial statements were available to be issued.

On October 24, 2012 OHHAC sold substantially all of the assets, liabilities and business operations of Turbo to XPO Logistics, Inc. for $50.0 million in cash and used the proceeds to pay down the Parent company debt.